Citigroup Global Markets Realty Corp.
390 Greenwich Street 5th Floor
New York, New York 10013

May 31, 2013

ZFC Trust
c/o ZAIS Financial Partners, L.P.
2 Bridge Avenue, Suite 322
Red Bank, NJ 07701
Attention: Don Kutch

Re:	Sale of First Lien, Performing and Re-performing Mortgage Loans by Citigroup Global Markets Realty Corp.

Ladies and Gentlemen:

     This trade confirmation (the “Confirmation”) confirms the agreement between Citigroup Global Markets Realty Corp. (the “Seller”) and ZFC Trust (the “Purchaser”) pursuant to which the Seller has agreed to sell, and the Purchaser has agreed to purchase, without recourse, certain first lien, performing and re-performing residential mortgage loans identified on the mortgage loan schedule attached hereto as Exhibit A (the “Mortgage Loans”), on a servicing released basis, subject to the terms set forth herein. The Mortgage Loans will be sold pursuant to a mutually agreeable Master Mortgage Loan Sale Agreement (the “Purchase Agreement”), between the Seller and the Purchaser.

For purposes of the Mortgage Loans to be sold pursuant to this Confirmation, the following terms shall have the following meanings:

Cut-off Date:	April 30, 2013 or such other date as mutually agreed to by the parties hereto.

Cut-off Date Principal Balance:	$136,564,152.31

Closing Date:	May 31, 2013 or such other date as mutually agreed to by the parties hereto.

Bid Cut-off Date	February 28, 2013.

Bid Cut-off Date Principal Balance:	$146,503,111.36

Servicing Retained/Released:	Released.

Servicing Transfer Date:	Not applicable

Purchase Price Percentage:	As set forth in Exhibit A

Purchase Price:

The purchase price for the each Mortgage Loan shall be equal to the sum of (a) the product of (i) the Purchase Price Percentage and (ii) the Cut-off Date Principal Balance, (b) accrued and unpaid interest on the Mortgage Loan from the last date through which interest has been paid by the Mortgagor through the day prior to the Closing Date for Mortgage Loans that are less than sixty (60) days delinquent as of the Cut-off Date.

Due Diligence:	The Purchaser will have completed its due diligence prior to the Closing Date and has agreed to purchase the Mortgage Loans based on the results of such due diligence.

Certain Provisions of the Purchase Agreement Inapplicable:

The parties hereto acknowledge that the following sections of the Purchase Agreement are inapplicable to this specific transaction and therefore shall be of no force or effect:

Section 6(e), Sections 10(a) and the second sentence of 10(b).

The parties intend that, pursuant to Section 11 of the Purchase Agreement, that this Confirmation shall control.

Entire Agreement/Governing Law:

This Confirmation and the Purchase Agreement contain the entire agreement relating to the subject matter hereof between Purchaser and Seller and supersede any prior oral or written agreement between the parties. This Confirmation may only be amended by a written document signed by both parties. This letter shall be governed in accordance with the laws of the state of New York, without regard to conflict of laws rules (other than section 5-1401 of the New York General Obligations Law which shall govern).

     Please acknowledge your agreement to the terms and conditions of this Confirmation by signing in the appropriate space below and returning a copy of the same to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

CITIGROUP GLOBAL MARKETS REALTY CORP.
as Seller

By:	/s/ Shameer Hussein
Name:	Shameer Hussein
Title:	Authorized Agent

Confirmed and Agreed to:

ZFC TRUST, as Purchaser

By:	/s/ Michael F. Szymanski
Name:	Michael F. Szymanski
Title:	Trustee